Exhibit 99.1

Axiall, Lotte Chemical Sign Preliminary Agreement
To Partner on Proposed Ethane Cracker in Louisiana

ATLANTA — February 10, 2014 — Axiall Corporation (NYSE: AXLL) and Lotte Chemical (KOSPI : 011170) of the Republic of Korea announced today that they have signed a Heads of Agreement to pursue a 50/50 joint venture arrangement for the design, construction and operation of a proposed 1 million metric ton/year ethane cracker.  Consistent with Axiall’s initial announcement December 19, the potential cracker would be located in Louisiana.

The parties expect to jointly award a front-end engineering design (FEED) contract for the cracker in the first quarter of 2014.  In addition, Lotte Chemical would begin a FEED study for a wholly owned monoethylene glycol plant to be located adjacent to the potential cracker.  Both plants could begin commercial operation in 2018 if the projects are approved by each company’s Board of Directors.

“As part of Axiall’s long-term growth strategy, we believe it is important we have further integration with cost-based economics on 50 percent of our annual ethylene requirements,” said Paul Carrico, Axiall president and chief executive officer.  “We are pleased to partner with Lotte Chemical to pursue a joint ethane cracker.  Lotte Chemical has a global presence in the chemicals industry, and the fact that it currently operates three crackers with more than 2.8 million metric tons of ethylene capacity worldwide demonstrates that Lotte Chemical would be a strong and experienced partner in this important strategic investment.”

“We are pleased to enter this partnership with Axiall to develop a world-scale ethane cracker fed by U.S. shale gas,” said Soo Young Huh, president and chief executive officer of Lotte Chemical.  “This investment will build on Lotte Chemical’s global ethylene construction and operating capabilities and increase our manufacturing presence in the North American market.”

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company. It is an international manufacturer of chlor-alkali and derivatives, chlorovinyls and aromatics products including chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents, calcium hypochlorite, ethylene dichloride, muriatic acid, phosgene derivatives, polyvinyl chloride, vinyl compounds, acetone, cumene and phenol. It also manufactures vinyl-based building and home improvement products that are marketed under Royal Building Products, Celect™, Zuri™, Kor Flo™, Overture, S4S and Exterior Portfolio brands, including window and door profiles, mouldings, siding, pipe and pipe fittings, and decking. Axiall, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers.  For more information, visit www.axiall.com.

About Lotte Chemical

Lotte Chemical is a member of the Lotte Group in Korea, which has been listed on the Korean Stock Exchange since 1991. Lotte Chemical is a leading manufacturer of petrochemical products, such as ethylene, propylene, butadiene, polyethylene, polypropylene, ethylene oxide/glycol, compound resin, polyethylene terephthalate, polycarbonate, methyl methacrylate, ethylene oxide derivatives, benzene, toluene, mixed xylene, purified terephthalic acid and purified isophthalic acid among others. Lotte Chemical, headquartered in Seoul, South Korea, has manufacturing facilities located throughout South Korea, China, Malaysia, Indonesia, Pakistan, UK and the USA. For more information, visit www.Lottechem.com.

Cautionary Statements About Forward-Looking Information

This press release contains certain statements relating to future events and our intentions, beliefs, expectations, and predictions for the future. Any such statements other than statements of historical fact are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Words or phrases such as “anticipate,” “believe,” “plan,” “estimate,” “project,” “may,” “will,” “intend,” “target,” “expect,” “would” or “could” (including the negative variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These statements relate to, among other things: (i) the anticipated location and size of an ethane cracker for producing ethylene and related derivatives plant (the “New Facilities”) that might be constructed; (ii) the anticipated timing of a front-end engineering design contract; (iii) Axiall’s plans, objectives, expectations and intentions regarding, and the expected impact and benefits of, the New Facilities; and (iv) the anticipated date for the possible commencement of operations of the New Facilities. These statements are based on the current expectations of our management. There are a number of risks and uncertainties that could cause our actual results and timing to differ materially from the forward-looking statements included in this press release. These risks and uncertainties include, among other things: (i) Axiall’s inability to: (a) negotiate the terms and conditions of the joint venture agreement with Lotte Chemical on commercially acceptable terms or at all; (b) secure a commercially acceptable site for the New Facilities in Louisiana on commercially reasonable terms or at all and complete the related permitting process and front-end engineering design activities in a timely manner or at all; (c) fund or obtain financing for its capital investment in the New Facilities on commercially acceptable terms or at all; (d) obtain the approval of its Board of Directors to enter into any joint venture of other arrangements with Lotte Chemical, to make the investment necessary for the construction of the ethane cracker that will be part of the New Facilities, or of the financing necessary to fund any such investment, or (e) successfully integrate any ethylene-producing ethane cracker or realize expected cost savings or synergies therefrom; and (ii) uncertainties regarding future prices, industry capacity levels and demand for Axiall’s products, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate Axiall’s businesses or manufacture its products, Axiall’s ability to generate sufficient cash flows from its business, future economic conditions in the specific industries to which its products are sold, and global economic conditions.

In light of these risks, uncertainties, assumptions, and factors, the forward-looking events discussed in this press release may not occur. Other unknown or unpredictable factors could also have a material adverse effect on Axiall’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties applicable to Axiall and its business, see Axiall’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and subsequent filings with the SEC. As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Axiall does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events, or changes in its expectations, except as required by law.

AXIALL CONTACTS:

Investor Relations	Media
Martin Jarosick	Alan Chapple
770-395-4524	770-395-4538